Exhibit 99.1

The Ultimate Software Group Inc. 2000 Ultimate Way Weston, Florida 33326 Phone: 800-432-1729 Fax: 954-331-7300 www.ultimatesoftware.com

For Immediate Release
Ultimate Software Announces Expiration  of “Go Shop” Period Under Merger Agreement
Weston, Florida. – March 26, 2019 – The Ultimate Software Group, Inc. (NASDAQ: ULTI) (“Ultimate”), a leading global provider of human capital management (HCM) solutions in the cloud, today announced the expiration, as of 11:59 p.m., Eastern Time, on March 25, 2019, of the 50-day “go shop” period under the previously announced Agreement and Plan of Merger, dated as of February 3, 2019, which provides for Ultimate to be acquired by an investor group led by Hellman & Friedman (“H&F”) in an all-cash transaction for $331.50 per share. At the direction of Ultimate’s board of directors, during the go shop period, Ultimate and its financial advisor solicited and responded to inquiries relating to the proposed merger and alternative acquisition proposals from 22 parties. During such time, three parties executed non-disclosure agreements with Ultimate and were offered access to certain members of Ultimate’s senior management and were provided access to certain non-public information regarding Ultimate. During the go shop period, no alternative acquisition proposals were received by Ultimate. Following the expiration of the go shop period, Ultimate became subject to customary no-shop restrictions that limit its and its representatives’ ability to solicit alternative acquisition proposals from third parties, subject to customary “fiduciary out” provisions.
The proposed merger is expected to close during the second calendar quarter of 2019, subject to customary closing conditions including Ultimate stockholder approval and regulatory approvals.
About Ultimate Software
Ultimate Software is a leading global provider of cloud-based human capital management and employee experience solutions, with more than 48 million people records in the cloud. Our award-winning UltiPro delivers HR, payroll, talent, and time and labor management as well as HR service delivery solutions. Founded in 1990, Ultimate is headquartered in Weston, Florida, and employs more than 5100 professionals. In 2019, Fortune Magazine and Great Place to Work ranked Ultimate #1 on their Best Workplaces in Technology list, in the “Large Companies” category, Ultimate’s fourth consecutive year to top the list. In 2018, Fortune ranked Ultimate #3 on its prestigious 100 Best Companies to Work For list, our seventh consecutive year in the top 25; #1 on its 100 Best Workplaces for Women list; and #1 on its Best Workplaces for Millennials list, our second year at the top. Customer Sales and Service World Awards recognized Ultimate’s Services team as the # 1 Customer Service Department of the Year in 2018 for companies with 2,500 employees or larger across diverse industries. Ultimate has more than 5,600 customers worldwide including Bloomin’ Brands, Culligan International, Feeding America, Red Roof Inn, SUBWAY, Texas Roadhouse, and Yamaha Corporation of America. More information on Ultimate’s products and Services can be found at https://www.ultimatesoftware.com/.

Media Contacts
Ultimate Software
Mitchell K. Dauerman
mitch_dauerman@ultimatesoftware.com
954-331-7069

Additional Information and Where to Find It
This communication relates to the proposed merger involving Ultimate Software.  In connection with the proposed merger, Ultimate Software filed a preliminary proxy statement with the SEC on March 11, 2019 and will file a definitive proxy statement with the SEC (the “Proxy Statement”). Ultimate Software will also file any other relevant materials with the SEC.  This communication is not a substitute for the Proxy Statement or any other document that Ultimate Software may file with the SEC or send to its stockholders in connection with the proposed merger.  BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ULTIMATE SOFTWARE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE AND AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, and the Company’s website, https://www.ultimatesoftware.com/.  In addition, the documents (when available) may be obtained free of charge by directing a request to Mitch Dauerman by email at mitch_dauerman@ultimatesoftware.com or by calling 954-331-7069.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Ultimate Software common stock in respect of the proposed merger.  Information about the directors and executive officers of Ultimate Software is set forth in the Proxy Statement, and in other documents filed by Ultimate Software with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Proxy Statement and may be contained in any other relevant materials to be filed with the SEC in respect of the proposed merger when they become available.
Cautionary Statements Regarding Forward-Looking Information
Certain statements contained in this communication may constitute “forward-looking statements.”  These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “allow,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance.  These risks, uncertainties and other factors include, but are not limited to, risks related to the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the failure to obtain Ultimate Software stockholder approval of the proposed merger or the failure to satisfy any of the other conditions to the completion of the proposed merger; the effect of the announcement of the proposed merger on the ability of Ultimate Software to retain and hire key personnel and maintain relationships with its clients, providers, partners and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed merger; the ability to meet expectations regarding the timing and completion of the proposed merger; and other factors described in the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this communication.  Unless required by law, Ultimate Software undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this communication or to report the occurrence of unanticipated events.
UltiPro is a registered trademark of The Ultimate Software Group, Inc. All other trademarks referenced are the property of their respective owners.
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